Exhibit 10.2
CONCENTRIX CORPORATION
2020 STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION AWARD
You have been granted the following option (the “Option”) to purchase shares (the “Shares”) of Common Stock of Concentrix Corporation (the “Company”) under the Company’s 2020 Stock Incentive Plan (the “Plan”) on the following terms:
Date of Grant:                [Date of Grant]
Name of Optionee:         [Name of Optionee]
Total Number of Option Shares
Granted:                [Total Option Shares]

Exercise Price per Share:        [Exercise Price]

Type of Option:            Nonqualified Stock Option

Vesting Commencement Date:     [Vesting Commencement Date]

Vesting Schedule:            [Vesting Schedule]

Expiration Date:            [Expiration Date] This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

    By signing this document, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the Stock Option Agreement (the “Agreement”), which is attached to and made a part of this document.
    By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

[NAME OF RECIPIENT] _______________________________	CONCENTRIX CORPORATION By: _______________________________ Title: ______________________________

CONCENTRIX CORPORATION
2020 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

SECTION 1.    TAX TREATMENT.

    This Option is intended to be a nonqualified stock option, as provided in the Notice of Stock Option Award.

SECTION 2. GOVERNING PLAN.

    This Option is granted pursuant and subject in all respects to the applicable provisions of the Concentrix Corporation 2020 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference. Terms not otherwise defined in this Agreement have meanings ascribed to them in the Plan.

SECTION 3.    VESTING.

    This Options becomes exercisable in installments, as shown in the Notice of Stock Option Award. This Option will in no event become exercisable for additional Shares after your Service has terminated for any reason.

SECTION 4.    TERM.

    This Option expires at the close of business on the day before the 10th anniversary of the Grant Date, as shown on the Notice of Stock Option Award. This Option may expire earlier if your Service terminates, as described below.

SECTION 5.    TERMINATION.

    If your Service terminates for any reason except Cause (as defined below), Death or Disability, then this Option will expire at the close of business on the date three (3) months after the date your Service terminates (or, if earlier, the Expiration Date). The Company has discretion to determine when your Service terminates for all purposes of the Plan and its determinations are conclusive and binding on all persons.

If you die, then this Option will expire at the close of business on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date). During that period of up to 12 months, your estate or heirs may exercise the Option.

If your Service terminates by reason of Disability, then this Option will expire at the close of business on the date 12 months after the date your Service terminates (or, if earlier, the Expiration Date).

If your Service terminates for Cause, then this Option will expire at the close of business on the date your Service terminates. “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board of the Directors of the Company or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.
SECTION 6.    LEAVES OF ABSENCE AND PART-TIME WORK.

    For purposes of this Option, your Service does not terminate and your vesting will continue when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

    If you go on a leave of absence of more than eight (8) weeks, then the vesting schedule specified in the Notice of Stock Option Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

SECTION 7. RESTRICTIONS ON EXERCISE.

    The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of the Company stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Company stock as to which such approval shall not have been obtained.

SECTION 8. NOTICE OF EXERCISE.

    When you wish to exercise this Option you must notify the Company by completing a “Notice of Exercise of Stock Option” form and filing it with the People Solutions Department of the Company. Any notice of exercise must specify how many Shares you wish to purchase and how your Shares should be registered. The notice of exercise will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

SECTION 9. FORM OF PAYMENT.

When you submit your notice of exercise, you must include payment of the Option exercise price for the Shares you are purchasing. Payment may be made in the following form(s):

•Personal check, cashier’s check or money order.
•Shares that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Option exercise price. Instead of surrendering Shares, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Shares issued to you upon exercise of the Option. However, you may not surrender or attest to the ownership of Shares in payment of the exercise price if your action would cause the Company to recognize a compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.
•By delivery on a form approved by the Company of an irrevocable direction to a securities broker approved by the Company to sell all or part of the Shares that are issued to you when you exercise this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by providing a notice of exercise form approved by the Company.
•By delivery on a form approved by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares that are issued to you when you exercise this Option as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the Option exercise price and any withholding taxes. The directions must be given by providing a notice of exercise form approved by the Company.
•If permitted by the Committee, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus tax withholdings, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by you in cash other form of payment permitted under this Option. The directions must be given by providing a notice of exercise form approved by the Company.
•Any other form permitted by the Committee in its sole discretion.
Notwithstanding the foregoing, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 10. SHAREHOLDER RIGHTS.

    You, or your estate or heirs, have no rights as a shareholder of the Company until you have exercised this Option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option, except as described in the Plan.

SECTION 11. WITHHOLDING TAXES.

    Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option or the Shares underlying the Option, including the award or vesting of the Option, the subsequent exercise of the Option and acquisition of the Shares, or the sale of the Shares; and (2) does not commit to structure the terms of the Option to reduce or eliminate your liability for Tax-Related Items.

    Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company. In this regard, you authorize the Company to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when you exercise this Option, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the withholding taxes. Finally, you shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

SECTION 12. RESTRICTIONS ON RESALE.

    You agree not to sell any Shares underlying the Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

SECTION 13. TRANSFER OF OPTION.

In general, only you can exercise this Option prior to your death. You may not sell, transfer, assign, pledge or otherwise dispose of this Option, other than as designated by you by will or by the laws of descent and distribution, except as provided below. For instance, you may not use this Option as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may in any event dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

However, the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest.
In addition, the Committee may, in its sole discretion, allow you to transfer this option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights.
The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.

SECTION 14. NO RETENTION RIGHTS.

    Neither your Option nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

SECTION 15. ADJUSTMENTS.

    In the event of a stock split, a stock dividend or a similar change in Company stock, or an extraordinary dividend, or a merger or a reorganization of the Company, the number of shares covered by this Option and the exercise price per share may be adjusted pursuant to the Plan.

SECTION 16. NOTICE.
    Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.
SECTION 17. APPLICABLE LAW AND CHOICE OF VENUE.

    This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

    For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation will be conducted only in the courts of Alameda County, California or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

SECTION 18. THE PLAN AND OTHER AGREEMENTS.

    The text of this Plan is incorporated in this Agreement by reference. All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement signed by you and the Company.

SECTION 19. SUCCESSORS AND ASSIGNS.

    Except as otherwise provided in the Plan or this Agreement, every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

SECTION 20. MISCELLANEOUS.

    You understand and acknowledge that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of Shares offered, the exercise price and the vesting schedule, will be at the sole discretion of the Company.
The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.
You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company and the Company’s Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company and details of all options or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this subsection by contacting the People Solutions Department of the Company in writing.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.